SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – December 27, 2004

WEST PHARMACEUTICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Gordon Drive, PO Box 645, Lionville, PA	19341-0645
(Address of principal executive offices)	(Zip Code)

610-594-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 24, 2004, West Pharmaceutical Services, Inc (“West”) entered into a Share and Asset Purchase Agreement (the “Agreement”) to sell its Drug Delivery business to a new company formed by Warburg Pincus Private Equity VIII and Warburg Pincus International Partners to facilitate the acquisition. As announced on June 30, 2004, West intends to concentrate resources on its core Pharmaceutical Systems business and was evaluating strategic alternatives for the Drug Delivery business that would provide for its near term funding needs and long term success.

Under the terms of the Agreement, the new company will purchase all of the shares of West’s wholly owned subsidiary in Nottingham, United Kingdom and certain assets in the United States which collectively represent West’s Drug Delivery business. The Drug Delivery business consists of the business of researching, developing, licensing and marketing systems for the delivery of therapeutic compounds for sale throughout the world covering a range of delivery technologies for various types of administration, including, nasal, oral and parenteral, and products that incorporate these technologies in each case that employ West's patented or proprietary chitosan or pectin nasal technology or starch-capsule coating oral technology and the business of developing a generic manually administrable fluticasone product. At the closing date of the Agreement, West will receive cash proceeds of $7.1 million and a 14% ownership interest in the new company. In addition, West is entitled to 3% of any future royalty income resulting from the commercial success of the technologies contributed to the new company.

As a result of the transaction, West will record a pre-tax charge in the range of $4.0 million to $7.0 million ($0.08 to $0.16 per diluted share) consisting of severance, transaction and other exit costs estimated at $3.9 million and potential asset impairment charges. The results of the Drug Delivery Systems segment, including the loss on disposal, will be reported as discontinued operations in West’s subsequent financial reports.

The Agreement is subject to customary closing conditions, which are expected to be satisfied within 30 days of the signing of the agreement.

On December 27, 2004, West issued a press release announcing the signing of the Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The information contained in item 1.01 above is hereby incorporated by reference.

a)     In connection with the Agreement to sell the Drug Delivery business to the new company, West will incur employee termination and other exit costs, primarily in the United States related to operations that will not be assumed by the new company. These actions will be completed by December 31, 2004.

b)     The major costs expected to be incurred in connection with the Agreement are listed below:

Severance costs                                      $1.9 million
Legal fees and other transaction costs               $1.0 million
Pension plan curtailment charge                      $0.5 million
Contract termination and laboratory exit costs       $0.5 million

c)     The total costs associated with the Agreement to dispose of the Drug Delivery business are estimated at $3.9 million.

d)     West estimates that $2.9 million of the costs expected to be incurred will be paid in cash. The remaining $1.0 million of non-cash charges are associated with stock based severance compensation and pension plan curtailment charges.

Item 2.06 Material Impairments.

The information contained in item 1.01 and 2.05 above is hereby incorporated by reference.

a)     On December 24, 2004 West agreed to sell its Drug Delivery business to a new company in return for cash and a 14% ownership interest in the new company. In addition, West has also determined that it will dispose of its Clinical Services unit component of the Drug Delivery segment and has classified those assets as being held for sale or other disposition. Preliminary analysis of the fair value of the Clinical Services business, the 14% interest in the new company and the recovery value of certain equipment retained by West has been performed indicating a maximum pre-tax impairment charge of $3.1 million. The final determination of the impairment charge, if any, will be made upon the completion of the fair value analysis and any related disposition agreements.

Item 9.01 Financial Statements and Exhibits.

(c)     Exhibits

   99.1 Press Release dated December 27, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES /s/ Joseph E. Abbott
Joseph E. Abbott
Vice President and Corporate Controller

December 27, 2004

Exhibit Index

99.1     West Pharmaceutical Services, Inc. Press Release, dated December 27, 2004.